Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-201209) on Form S-8, Registration Statement (No. 333-201208) on Form S-8, Registration Statement (No. 333-201207) on Form S-8, Registration Statement (No. 333-207749) on Form S-8 and Registration Statement (No. 333-207751) on Form S-8 of National Commerce Corporation and subsidiaries of our report dated March 11, 2016, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ PORTER KEADLE MOORE, LLC

Atlanta, Georgia

March 11, 2016